Exhibit 99.1

QuantumScape Announces Response to SEC Guidance Applicable to Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)

SAN JOSE, CA (April 28, 2021) – QuantumScape Corporation (NYSE: QS, “QuantumScape,” or “Company”) is announcing that as a result of recent guidance provided by the SEC on April 12, 2021 regarding the accounting and reporting of warrants issued by SPACs (the “Staff Statement”), it will restate its consolidated financial statements as of and for the year ended December 31, 2020 to change the accounting treatment of its public and private placement warrants (“Warrants”).

There will be no cash impact to QuantumScape’s business or historical financial statements in the affected period due to this restatement. The change in the accounting treatment of the warrants has no effect on QuantumScape’s ongoing operations or future plans.

The restatement pertains to the accounting treatment for Warrants that were outstanding at the time of the business combination of the legacy QuantumScape Corporation with Kensington Capital Acquisition Corp. on November 25, 2020 (the “Business Combination”). Consistent with market practice among SPACs, these Warrants had previously been accounted for as equity. In consideration of the Staff Statement, QuantumScape intends to restate its historical financial statements to account for the Warrants as liabilities. These Warrants will be marked to market with non-cash fair value adjustments recorded into earnings at the end of each reporting period. The Company preliminarily estimates that the change in accounting method will cause the liabilities on the restated QuantumScape balance sheet as of December 31, 2020 to increase by approximately $675 to $705 million, additional paid-in-capital to decrease by approximately $95 to $125 million, and non-cash non-operating expenses in the Statement of Operations for the three and twelve months ended December 31, 2020 to increase by approximately $565 to $595 million. The change in the accounting treatment of the Warrants does not change the Company’s previously disclosed non-GAAP operating metrics for the three and twelve months ended December 31, 2020. These estimates are preliminary and subject to change as management completes the restatement. Our independent registered public accounting firm has not audited or reviewed these estimates.

The following provides additional detail regarding how we currently anticipate the restatement will affect our various financial statements:

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Opening Balance Sheet Impact: As of the date of the Business Combination, the fair value of the Warrants will be reflected as warrant liabilities on our balance sheet with a corresponding offset in additional paid-in-capital within stockholder’s equity.

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Statement of Operations Impact: Subsequent to the close of the Business Combination, changes in the non-cash fair value of the Warrants are recognized in our Statement of Operations below operating loss as “Change in fair value of assumed common stock warrant liabilities” with a corresponding amount recognized in our balance sheet when Warrants are exercised, and at each reporting period for outstanding Warrants. The impact to the Statement of Operations may fluctuate and may result in non-cash income or expense, and will generally depend on changes in the Company’s stock price, the number of Warrants exercised, and the number of Warrants outstanding at each reporting period.

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Balance Sheet Impact: When Warrants are exercised, the fair value of the liability is reclassified to additional paid-in capital within stockholder’s equity. The cash received for the exercise of warrants is reflected in cash and cash equivalents, and the corresponding offset is reflected in additional paid-in-capital in stockholder’s equity.

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Cash Flow Statement Impact: The changes in fair value of the Warrants have no impact on net cash provided by (used for) operating activities. The cash received for the exercise of Warrants is reflected in cash flows from financing activities.

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Statement of Stockholders’ Equity Impact: The impact to additional paid-in-capital as of the opening balance sheet is highlighted above. Subsequent exercises of the Warrants result in a reduction of our Warrant liabilities with a corresponding increase to additional paid-in-capital in stockholder’s equity.

As of March 31, 2021, QuantumScape had approximately 8.7 million Warrants outstanding, which represent less than half of the 18.1 million Warrants originally issued by Kensington Capital Acquisition Corp. The Company anticipates that the incremental non-cash non-operating expense on its Statement of Operations related to the Warrants will be approximately $20-$40 million for the three months ended March 31, 2021.

QuantumScape intends to complete the restatement of its consolidated financial statements as of and for the year ended December 31, 2020 within the next two weeks.

About QuantumScape Corporation

QuantumScape is a leader in the development of next generation solid-state lithium-metal batteries for use in electric vehicles. The company’s mission is to revolutionize energy storage to enable a sustainable future.

For additional information, please visit www.quantumscape.com.

Management’s Use of Non-GAAP Financial Measures

The information in this press release letter references certain non-GAAP financial measures as defined by SEC rules. These non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with U.S. GAAP. There are a number of limitations related to the use of these non-GAAP financial measures versus their nearest GAAP equivalents. For example, other companies may calculate non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.

Forward Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, including, without limitation, statements regarding the timing and potential effects of the restatement to QuantumScape’s financial statements, are forward-looking statements.

Except as otherwise required by applicable law, QuantumScape disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release, including any subsequent guidance or clarifications that the SEC may provide on this matter. Should underlying assumptions prove incorrect, actual effect to QuantumScape’s financial statements could differ materially from those expressed in any forward-looking statements.

Contacts:

For Investors

ir@quantumscape.com

For Media

media@quantumscape.com